Exhibit 99.1

Microvision Announces 2008 Results and 2009 Priorities

REDMOND, Wash.--(BUSINESS WIRE)--March 5, 2009--Microvision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display technology, today reported operating and financial results for the fourth quarter and fiscal year of 2008 and its priorities for 2009.

“2008 was a very productive year for Microvision as we continued to execute on our PicoPTM commercialization roadmap,” said Alexander Tokman, President and Chief Executive Officer of Microvision. “The positive results of this execution were realized at the MacWorld Expo, the Consumer Electronics Show (CES), and GSMA Mobile World Congress in early 2009 where we demonstrated, to the delight of many potential customers and supply chain partners, a pre-production ultra-miniature plug-and-play accessory pico projector code named SHOW WXTM. This projector, produced by our manufacturing partner Asia Optical, represents a major milestone on the path to launch the first PicoP-enabled consumer product in mid-2009.

“Earlier this year, we implemented a number of cost reduction efforts including consolidation of internal development programs, reduction of planned expenditures, delaying funding of longer term development programs, and a work force reduction. We intend to focus most of our efforts this year on two primary opportunities that include launching our first PicoP enabled accessory projector through multiple distribution channels, and developing high growth opportunities for PicoP embedded applications. In January, we made commercially available the PicoP Evaluation Kits (PEKs) as part of our strategy to increase embedded product opportunities. PEKs are designed to help prospective customers develop their own novel products based upon our core technology. We have a high demand for PEKs and have already sold a number of units to global OEMs. Although we intend to focus primarily on the accessory and embedded projector opportunities, we will remain opportunistic about new business development opportunities in the consumer, eyewear, entertainment and automotive segments.

2008 Operating Results

Microvision made substantial progress on its stated objectives to complete the necessary technology, business development, and supply chain milestones required to bring the first PicoP enabled consumer product to market. However, deteriorating economic conditions and longer than expected development and commercialization cycles by some of its key component suppliers delayed the full achievement of the company’s planned objectives for the year.

Technology. Microvision made considerable improvements in its PicoP platform in the areas of image quality, optical engine maturity, overall product size and MEMS reliability resulting in: (i) unmatched small font readability and viewing screen size versus the existing competitive offerings; (ii) 25% reduction in the form factor versus the earlier prototypes; and (iii) exceeding drop test performance requirements of the MEMS, one of the most critical components of the PicoP display engine. The company also completed ASIC electronics with world-renowned electronics component manufacturers to enable the initial accessory product launch in 2009.

Supply Chain. Microvision strengthened its supply chain by engaging Asia Optical, one of the world's largest manufacturers of digital cameras, DVD engines, and electronics assemblies, to manufacture the PicoP display engine and first PicoP accessory projector. The company actively managed all key component suppliers, and while it received delivery of next generation green lasers for its customer trial units in September, the green laser suppliers have experienced longer than expected development and commercialization cycles for this critical component which forced the company to delay its accessory product launch plans to mid-2009.

Business Development. Microvision began customer and user trials in late 2008 in order to finalize the accessory product design. The trial units incorporated several important advancements including new generation green lasers, an improved PicoP display engine and several critical image quality enhancements. The outcome of these initial customer trials resulted in the SHOW WX pre-production pico projector. The company continued to pursue opportunities to bring the first PicoP-enabled accessory product to market in 2009 and developed a core funnel of prospective OEM customers which include handset manufacturers and distributors, mobile operators, and large consumer electronics brands and distributors.

Automotive Display Applications. Microvision developed PicoHUD, the first head up display (HUD) demonstrator based on its PicoP display engine, that is half of the size, four times brighter, and has almost fifteen times greater contrast compared to best-in-class existing HUD solutions. These compact units are being marketed to global mobility players for aftermarket automotive applications including navigation, telematics, and others that facilitate improved driver situational awareness. During 2008 the company delivered HUD and instrument cluster display (ICD) prototypes to several global automotive Tier 1 integrators for vehicle embedded applications.

PicoP Wearable Displays. Microvision delivered on its eyewear government contracts and received new funding opportunities for 2009. The Company also signed contracts with two customers for development of an HD PicoP display engine, totaling $1.5 million. Microvision’s HD development program is part of its ongoing strategy to anticipate future market needs and continually improve the PicoP platform.

Bar Code Scanner. The bar code scanner segment achieved 25% revenue growth over the prior year, but sales were impacted by the deteriorating economy. Microvision’s continued focus on product quality resulted in a dramatic improvement in the field return rate to less than 0.5% of all units shipped and improved production yield of the ROV product to greater than 98%.

Awards and Recognition. Microvision’s progress during 2008 resulted in many industry awards and recognition. Among these are:

  The 2008 North American Technology Innovation of the Year Award presented by Frost & Sullivan for our next-generation ultra-miniature PicoP display engine for HUD and ICD applications.
  The SHOW WX was selected by the editors of Appletell, one of the Apple ecosystem’s premier news websites, as one of the favorite gadgets from Macworld Expo 2009.
  The SHOW WX was acknowledged by the Discovery Science Channel as one of the Top Technology Innovations from CES 2009.

Financial Results

For the year ended December 31, 2008, the company reported revenue of $6.6 million compared to $10.5 million for the same period in 2007 and $1.5 million for the three months ended December 31, 2008 compared to $3.0 million for the same period in 2007, primarily due to deteriorating economic conditions which resulted in reduced contract activities in 2008 as the company moved closer to commercialization of its PicoP display engine. As of December 31, 2008, the backlog totaled $1.2 million compared to $4.1 million at December 31, 2007. The company expects no growth in contract revenue in 2009 versus 2008, due to current economic conditions and its continued focus on the release of consumer products including the accessory projector.

The company reported an operating loss for the year ended December 31, 2008 of $35.5 million compared to $26.7 million for the same period in 2007 and $10.2 million for the three months ended December 31, 2008 compared to $7.9 million for same period in 2007. The increase is primarily attributable to increased development costs associated with the planned introduction of PicoP enabled products, including increased headcount in strategic sourcing, supplier quality and business development and increased material costs consistent with product commercialization.

The company reported a net loss available to common shareholders of $32.6 million, or $0.53 per share for the year ended December 31, 2008 compared to $19.8 million, or $0.40 per share for the same period in 2007. Results for 2007 included a one time gain on the sale of the company’s investment in Lumera of $6.6 million. Excluding this gain, the net loss available to common shareholders for the year ended December 31, 2007 was $26.4 million, or $0.53 per share. For the three months ended December 31, 2008 the net loss available for common shareholders was $9.9 million, or $0.15 per share compared to $6.0 million, or $0.11 per share for the same period in 2007. The Lumera transaction did not have an effect on the net loss per share for the three months ended December 31, 2007.

Net cash used in operating activities was $31.2 million for the year ended December 31, 2008 compared to $21.3 million for the same period in 2007. The company ended the year with $28.2 million in cash, cash equivalents and investment securities.

2009 Priorities

“We expect 2009 to be a pivotal year for us as we complete preparation for the commercial launch of a PicoP-enabled accessory pico projector product in mid 2009,” continued Tokman. “We have streamlined our 2009 operating plan by consolidating programs to focus on two primary opportunities that include launching our first PicoP enabled accessory projector and working with potential customers to develop several opportunities for PicoP embedded applications, including mobile phones for commercialization in 2010.

“As previously mentioned, we have developed a core funnel of prospective OEM customers for the launch of a PicoP enabled accessory product. We are also creating and implementing a distribution strategy for a Microvision-branded PicoP accessory product to maximize our go-to-market flexibility. The longer-than-expected development cycles and lack of a detailed delivery schedule for green lasers has made it challenging to complete final product testing and customer agreements. As green laser suppliers move closer to commercialization in the next few months and finalize their delivery schedules, we expect to complete our final product testing and anticipate then signing customer agreements.

“During the past year we have seen tremendous growth in the global demand for pico projectors. This demand is accelerating as consumers become more accustomed to accessing information through mobile devices such as smart phones, mobile media players and ever smaller computers. We are seeing increasing interest in embedding pico projectors in a growing number of consumer products including still and video cameras, portable media players and mobile television players and as a result we have introduced new customer tools such as PEKs to increase the business opportunities in these and other application areas. We remain confident in our technological advantages for this large untapped emerging market and are excited about the opportunities for the accessory and embedded PiocP based products,” concluded Tokman.

Conference Call

Microvision will host a conference call to discuss its 2008 results, current business operations, and 2009 priorities at 4:30 p.m. ET on March 5, 2009. Participants may join the conference call by dialing 866-730-5769 (for U.S. participants) or 857-350-1593 (for International participants) ten minutes prior to the start of the conference. The conference pass-code number is 62247192. Additionally, the call will be broadcast over the Internet and can be accessed from the company's web site at www.microvision.com/investors. The web cast and information needed to access the telephone replay will be available through the same link approximately one hour after the conference call concludes.

About Microvision

Microvision provides the PicoP display technology platform designed to enable next-generation display and imaging products for pico projectors, vehicle displays, and wearable displays that interface with mobile devices. The company also manufactures and sells its bar code scanner product line which features the company's proprietary MEMS technology. For more information, visit our website at www.microvision.com and our corporate blog at www.microvision.com/displayground.

Forward Looking Statement

Certain statements contained in this release, including those relating to operating results, business plans, timing of product launches product development, potential product benefits, performance by component suppliers and statements using words such as “would,” “expected” “intend,” “anticipate,” “plan” and “could” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: capital market risks, our ability to raise additional capital when needed; market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims, and other risk factors identified from time to time in the company's SEC reports and other filings, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Microvision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	December 31,	December 31,
	2008	2007

Assets
Current Assets
Cash and cash equivalents	$25,533	$13,399
Investment securities, available-for-sale	2,705	22,411
Accounts receivable, net of allowances	537	1,885
Costs and estimated earnings in excess of billings on uncompleted contracts	695	443
Inventory	1,525	761
Other current assets	889	1,180
Total current assets	31,884	40,079

Property and equipment, net	3,701	4,047
Restricted investments	1,332	1,125
Other assets	47	47
Total assets	$36,964	$45,298

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$3,487	$2,146
Accrued liabilities	3,545	4,154
Billings in excess of costs and estimated earnings on uncompleted contracts	62	970
Liability associated with common stock warrants	331	2,657
Current portion of capital lease obligations	41	44
Current portion of long-term debt	71	65
Total current liabilities	7,537	10,036

Capital lease obligations, net of current portion	45	88
Long-term debt, net of current portion	322	393
Deferred rent, net of current portion	1,409	1,720
Total liabilities	9,313	12,237

Commitments and contingencies	-	-

Shareholders' Equity
Common stock at par value	68	57
Additional paid-in capital	319,662	292,374
Accumulated other comprehensive income (loss)	(38)	51
Accumulated deficit	(292,041)	(259,421)
Total shareholders' equity	27,651	33,061
Total liabilities and shareholders' equity	$36,964	$45,298

Microvision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

Contract revenue	$1,107	$2,588	$4,874	$9,010
Product revenue	418	400	1,737	1,474
Total revenue	1,525	2,988	6,611	10,484

Cost of contract revenue	319	1,340	1,708	4,916
Cost of product revenue	919	556	2,143	1,690
Total cost of revenue	1,238	1,896	3,851	6,606

Gross margin	287	1,092	2,760	3,878

Research and development expense	6,464	4,697	22,575	14,944
Sales, marketing, general and administrative expense	4,036	4,451	15,730	15,779
Gain on disposal of fixed assets	(5)	(117)	(5)	(117)
Total operating expenses	10,495	9,031	38,300	30,606

Loss from operations	(10,208)	(7,939)	(35,540)	(26,728)

Interest income	168	498	1,130	1,358
Interest expense	(12)	(14)	(48)	(513)
Impairment of investment securities, available-for-sale	-	-	(300)	-
Gain (loss) on derivative instruments, net	192	1,226	2,196	(483)
Other expense	(13)	(2)	(58)	(27)

Net loss before Lumera transactions	(9,873)	(6,231)	(32,620)	(26,393)

Gain on sale of investment in Lumera	-	209	-	6,606
Net loss	$(9,873)	$(6,022)	$(32,620)	$(19,787)

Net loss per share - basic and diluted	$(0.15)	$(0.11)	$(0.53)	$(0.40)

Weighted-average shares outstanding - basic and diluted	68,074	56,726	61,643	49,963

CONTACT:
Microvision, Inc.
Tiffany Bradford, 425-936-6847 (investors)
or
Michael Porter, 212-564-4700 (investors)
or
Matt Nichols, 425-882-6657 (media)